EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS THIRD QUARTER EARNINGS OF $0.33 PER DILUTED SHARE
Net Interest Margin of 3.58%

Brooklyn, NY – October 27, 2011 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or “Dime”), the parent company of The Dime Savings Bank of Williamsburgh (the “Bank”), today reported financial results for the third quarter ended September 30, 2011. Consolidated net income was $11.2 million, or 33 cents per diluted share, compared to $12.3 million, or 36 cents per diluted share, for the quarter ended June 30, 2011, and $11.4 million, or 34 cents per diluted share, for the quarter ended September 30, 2010.  The linked-quarter EPS reduction of $0.03 reflected lower interest income, mainly prepayment fees, and a higher loan loss provision.

Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, “We posted another solid quarter led by a net interest margin approximating 3.6% and continued operational efficiency.  Prepayment fee income returned to more normalized levels for this cycle in the current quarter, and our loan loss provision was $555,000 higher than the June 2011 quarter, due primarily to loan downgrades to one borrower discussed later in the release.  However, our overall business outlook remains favorable, with profitable interest rate spreads, and no market-driven reason to compete on rate for deposit funding.  While we remained active in our lending market, origination volumes continued at a measured pace.  We continue to closely monitor the credit quality of our loan portfolio, which remains a competitive strength.  At September 30, 2011, non-performing assets approximated 46 basis points of total assets, and loans delinquent between 30 and 89 days were also less than one percent of total assets.”

OPERATING RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2011
Net Interest Margin
Linked quarter net interest margin (“NIM”) declined 8 basis points from 3.66% to 3.58%.  Regarding individual components of NIM, the average yield on real estate loans declined by 25 basis points linked quarter, to 5.76%.  The cost of interest bearing deposits declined by 6 basis points, and the cost of borrowed funds declined by 4 basis points, both linked quarter.

Core NIM (excluding loan prepayment fees) rose 11 basis points from 3.33% to 3.44%.  Core NIM rose because the Bank’s level of liquid (overnight) funds declined from a 2nd quarter 2011 average of $376.3 million to a 3rd quarter 2011 average of $302.2 million.  Liquidity was used mainly to fund deposit outflows and pay off maturing borrowings.  The Company’s expectation is that overnight liquidity will continue to contract through year-end to a level of approximately $150 million through these activities.

Prepayment fees, which were $3.2 million in the 2nd quarter 2011, declined to $1.3 million in the 3rd quarter 2011, consistent with management’s previous statement that 2Q’11 appeared as if it would be the high water mark for prepayment fees for the year.  This continues to be our expectation.  While prepayment fee income is generally favorable to the Bank, the slowdown in refinance activity associated with declining prepayment fees is more beneficial to sustaining NIM going forward.

During this period when the Bank’s profitability remains at or near cyclical highs, the Company is moderating asset and loan portfolio growth.  Capital continues to grow, providing future leverage opportunity.  Rate competition for in-market deposits remains light, in contrast to the comparatively robust New York City multifamily lending market.  Offering rates on new 12-month certificates of deposit ("CDs") range between 50 and 75 basis points.  Rates on New York City multifamily loans range from 3.75% to 4.00%. Although the resulting spread between those instruments is wide, the duration mismatch could be between four and seven years.  Therefore, management will continue to seek only to maintain its competitive position, foregoing any significant growth in its loan portfolio for the time being.

Net Interest Income
Net interest income was $34.2 million in the quarter ended September 30, 2011, a reduction of 5.5% from $36.2 million reported in the second quarter of 2011 and approximating the $34.3 million reported in the third quarter of 2010. The reduction from the June 2011 quarter was driven primarily by a decline of $2.0 million in loan prepayment fee income, as loan prepayment rates slowed in the most recent quarter.

Interest Rate Risk
The Company continues to believe that lengthening the duration of its liabilities to more closely match the repricing duration of its primary investment, the 5-year repricing multifamily loan, is a prudent strategy in the current interest rate environment.  During the September 2011 quarter, the Company modified $102.5 million of existing putable FHLBNY advances, equal to approximately 11.0% of total outstanding FHLBNY advances at June 30, 2011. The current favorable interest rate environment enabled the Company to lengthen the maturity of these liabilities and simultaneously lower their cost to the Company’s benefit.  The modification of these $102.5 million in advances resulted in a 108 basis point reduction in their weighted average cost to 2.17%, as well as an extension of 2.65 years in their weighted average term to maturity to the third quarter of 2015.

The amount of short-term, putable advances modified during the 15 months ended September 30, 2011 totaled approximately $300.0 million, and the average duration of the Company's total borrowing position has increased to 3.5 years at September 30, 2011.  The prepayment / modification activity that has been ongoing since second quarter of 2010 served to reduce the average cost of borrowings by 27 basis points from the quarter ended September 30, 2010 to the quarter ended September 30, 2011.  At September 30, 2011, the Company had $375.0 million of putable borrowings remaining, with a weighted average maturity of 4.8 years.  However, since the weighted average cost of these borrowings is 4.1%, they are not currently anticipated to be called.

Provision/Allowance For Loan Losses
At September 30, 2011, the allowance for loan losses as a percentage of total loans stood at 0.63%, up 6 basis points from the prior quarter.  Charge-offs were relatively minor during the September 2011 quarter.  However, during the most recent quarter the Bank experienced an increase of $20.3 million in loans delinquent between 30 to 89 days.  The increase in loan delinquencies combined with downgrades to several performing loans led to an increase in the loan loss provision to $2.2 million during the September 2011 quarter, compared to $1.7 million recorded in the June 2011 quarter.  In the absence of charge-off activity, nearly all of the $2.2 million provision resulted in an addition to the allowance for loan losses balance at September 30, 2011 compared to June 30, 2011.

Non-Interest Income
Non-interest income was $2.1 million for the quarter ended September 30, 2011, an increase of $415,000 from the previous quarter.  This growth resulted primarily from a reduction of $515,000 in other-than temporary impairment charges on the Company's pooled bank trust preferred securities (a negative component of non-interest income). This was partially offset by a net reduction of $157,000 in the market valuation of trading securities.  This $157,000 reduction was fully offset by a comparable reduction in salaries and benefits expense during the most recent quarter, as these securities are earmarked for future settlement of certain benefit liabilities that are also required to be recognized at fair value on an ongoing basis.

Non-Interest Expense
Non-interest expense was $15.0 million in the quarter ended September 30, 2011, relatively unchanged from the prior quarter.  Within non-interest expense, lower salary and benefits and other operating expenses offset additional occupancy and equipment and FDIC insurance expenses compared to the June 2011 quarter.

Non-interest expense was 1.48% of average assets during the most recent quarter, resulting in an efficiency ratio of 41.0%.  This remains among the lowest efficiency ratios in the industry, and a longstanding hallmark of Dime.

Income Tax Expense
The effective tax rate (Federal, New York State and New York City combined) was 41.7% during the September 2011 quarter.  In the quarter ended September 30, 2010 the effective tax rate approximated 42.6%.  During the September 2010 quarter, New York State enacted a change in tax law associated with bad debt deductions permissible by savings banks, effective retroactively to January 1, 2010.  As a result, Dime was required to recognize a catch-up adjustment approximating  $700,000 during the September 2010 quarter for the difference between the previous and new rules for the first six months of 2010, which accounted for the higher effective tax rate during that period.

BALANCE SHEET
Total assets were $4.04 billion at September 30, 2011, a reduction of $52.9 million from June 30, 2011.  Cash and due from banks and federal funds sold and other short-term investments were reduced by $22.5 million in aggregate, and investment and mortgage backed securities available-for-sale were reduced by $37.2 million in aggregate during the most recent quarter.  On the funding side, the Company reduced its borrowed funds by $55.0 million and deposits declined by $31.4 million during the September 2011 quarter.  All balances are as of period end.

Real Estate Loans
Real estate loans increased $12.8 million during the most recent quarter due to lower prepayment activity and a slight increase in origination levels.  Real estate loan originations were $169.7 million during the most recent quarter and carried an average rate of 4.54%.  Loan amortization and satisfactions totaled $164.3 million, or 19.2% of the average portfolio balance on an annualized basis.  To put this in historical perspective, the annualized real estate loan portfolio amortization rate approximated 59% in the quarter ended September 30, 2003, during the last significant downturn in mortgage rates.  The average rate on amortized or satisfied loan balances during the most recent quarter was 5.92%.  The loan pipeline stood at $95.6 million at September 30, 2011, with a weighted average rate of 4.42%.  One of the reasons that the NIM held up reasonably well during the first three quarters of 2011 is that the new loans originated in 2011 at rates below 5% (approximately $475.0 million) represented only about 14% of the total loan portfolio.  The average yield on the loan portfolio (excluding prepayment income) during the quarter ended December 31, 2010 was 5.78% compared to 5.63% during the September 2011 quarter.

The Bank had $505.3 million of real estate loans sold on a servicing retained basis as of September 30, 2011.  In the course of business, the Bank occasionally repurchases, at par, loans previously sold for the sole purpose of facilitating the borrowers’ refinancing.  All such repurchased loans are in the process of either being satisfied, or refinanced with the Bank.  During the quarter ended September 30, 2011, such repurchases totaled $9.2 million, and are not included in the $169.7 million of total originations for the quarter.

Credit Summary
Non-accrual loans were $17.5 million, or 0.51% of total loans, at September 30, 2011, a slight increase from $16.5 million, or 0.48% of loans, at June 30, 2011.  There was, however, an increase in loans delinquent between 30 and 89 days to $33.9 million, or approximately 1.0% of total loans, at September 30, 2011, compared to $13.6 million, or 0.40% of loans, at June 30, 2011.  Of the $20.3 million increase in loans 30 to 89 days delinquent experienced in the most recent quarter, $12.8 million resulted from one borrower relationship.

As has been discussed in the past, the Bank often finances multiple properties for individual creditworthy and experienced borrowers/landlords in the New York City multifamily market. Therefore, when such a borrower encounters financial difficulties it can impact several portfolio properties at one time, causing a spike in delinquencies.  The 3rd quarter 2011 spike in delinquencies and provisioning was just such a situation where a single borrower accounts for a significant portion of the increase in 30 to 89 day loan delinquencies.  This does not appear to be predictive of an upward trend in loan portfolio delinquencies, which otherwise remain within cyclical bounds for Dime.

The sum of non-performing assets and accruing loans past due 90 days or more represented 6.1% of tangible capital plus the allowance for loan losses (otherwise known as the "Texas Ratio") at September 30, 2011 (see table below).  This number compares very favorably to both industry and regional averages.

Within the $318.1 million remaining in the pool of loans sold to Fannie Mae with recourse exposure, total loans 30 days or more delinquent approximated $2.1 million at September 30, 2011, up from the $1.4 million level at June 30, 2011, reflecting one additional delinquent loan.

Deposits and Borrowed Funds
Deposits decreased $31.4 million from June 30, 2011 to September 30, 2011, reflecting a reduction of $47.8 in CDs from the expiration of earlier deposit promotional campaigns.  Given the Bank's strong liquidity position, management chose not to bid aggressively to retain these deposits.  Core (non-CD) deposits increased $16.4 million, led by $14.1 million of growth in money market deposits.  The Bank remained selective in the products, rates and terms on which it competes for deposits, focusing on products that encourage long-term customer retention, and discouraging renewals of promotional deposits in cases where customer relationships have not proved durable.

At September 30, 2011, average deposit balances approximated $95.4 million per branch for branches open in excess of one year.

Proceeds from loan amortization and the utilization of balance sheet liquidity accumulated during the first six months of 2011 provided sufficient liquidity to fund new loan originations during the most recent quarter, and facilitated the reduction of $55.0 million of maturing FHLBNY advances.

Tangible Capital
Dime continues to grow tangible capital through retained earnings.  The Bank’s tangible capital ratio was 8.84% at September 30, 2011, up 31 basis points from June 30, 2011.  At the Company, consolidated tangible capital was 7.66% of tangible assets at September 30, 2011, up 30 basis points from June 30, 2011.  The consolidated Company also has approximately $70.0 million of trust preferred securities that were issued as debt, which, if added to Tier 1 (tangible) capital, would increase its consolidated Tier 1 (tangible) capital ratio to approximately 9.4%.  Trust preferred securities are included as a capital component for banks and thrifts below $15 billion in consolidated assets.

Reported earnings per share exceeded the quarterly cash dividend rate per share by 136% during the most recent quarter, a 42% payout rate.  Tangible book value per share increased $0.21 sequentially during the most recent quarter to $8.71 at September 30, 2011.  This growth was fueled by a return of approximately 14.8% on average tangible equity during the most recent quarter.

OUTLOOK FOR THE QUARTER ENDING DECEMBER 31, 2011
The Company expects to maintain its current pace of loan originations through year end, with the goal of maintaining the absolute level of the loan portfolio – currently approximately $3.4 billion. Some low-yielding liquidity will continue to be deployed throughout the remainder of the year, but it is not currently management’s intention to meaningfully grow the loan portfolio at present rates.  In the meantime, the Company is operating at a strong level of profitability and will continue to grow capital, which will be available for leverage at an appropriate time in the future.

Loans contractually scheduled to mature or reprice during the quarter ending December 31, 2011 total $86.7 million, at an average rate of 5.53%.  Satisfaction and amortization rates (including prepayments and loan refinancing activity), which approximated 19.2% on an annualized basis during the most recent quarter, are expected to fall in the 15 - 20% annualized range during the December 2011 quarter.

The loan commitment pipeline was approximately $95.6 million at September 30, 2011, with an approximate weighted average rate of 4.42%, and was comprised primarily of multifamily residential loans.

On the liability side, deposit funding costs are expected to remain near current historically low levels through the fourth quarter of 2011. The Bank has $181.2 million of CDs maturing during the fourth quarter of 2011 at an average cost of 1.29%.  Offering rates on 12-month term CDs currently range between 50 and 75 basis points.  No borrowings are scheduled to mature or reprice during the fourth quarter of 2011, and the Bank will continue to look for opportunities to restructure its borrowed funds portfolio in order to either enhance profitability or reduce interest rate risk.

Net interest margin can be expected to decline gradually over time if rates remain range bound.

Assuming current levels hold for delinquent and troubled loans, management expects loan loss provisioning to decline in the December 2011 quarter compared to the September 2011 quarter.

Operating expenses for the December 2011 quarter are expected to approximate $15.0 million.

The Company projects that the consolidated effective tax rate will approximate 41% for the December 2011 quarter.

ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $4.04 billion in consolidated assets as of September 30, 2011, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	September 30, 2011	June 30, 2011	December 31, 2010
ASSETS:
Cash and due from banks	$120,703	$131,643	$86,193
Investment securities held to maturity	7,173	7,249	6,641
Investment securities available for sale	139,626	165,112	85,642
Trading securities	1,675	1,829	1,490
Mortgage-backed securities available for sale	105,695	117,437	144,518
Federal funds sold and other short-term investments	-	11,575	4,536
Real Estate Loans:
One-to-four family and cooperative apartment	102,092	103,058	116,886
Multifamily and underlying cooperative (1)	2,547,120	2,511,646	2,497,339
Commercial real estate (1)	767,708	789,115	833,314
Construction and land acquisition	10,588	10,884	15,238
Unearned discounts and net deferred loan fees	4,801	4,807	5,013
Total real estate loans	3,432,309	3,419,510	3,467,790
Other loans	2,244	3,630	2,394
Allowance for loan losses	(21,539)	(19,518)	(19,166)
Total loans, net	3,413,014	3,403,622	3,451,018
Loans held for sale	642	656	3,308
Premises and fixed assets, net	32,695	32,608	31,613
Federal Home Loan Bank of New York capital stock	47,014	49,489	51,718
Other real estate owned, net	-	-	-
Goodwill	55,638	55,638	55,638
Other assets	115,990	115,924	117,980
TOTAL ASSETS	$4,039,865	$4,092,782	$4,040,295
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$135,454	$136,500	$125,730
Interest Bearing Checking	100,438	101,379	108,078
Savings	347,633	343,335	329,182
Money Market	772,544	758,454	727,939
Sub-total	1,356,069	1,339,668	1,290,929
Certificates of deposit	1,028,548	1,076,304	1,059,652
Total Due to Depositors	2,384,617	2,415,972	2,350,581
Escrow and other deposits	92,345	89,466	68,542
Securities sold under agreements to repurchase	195,000	195,000	195,000
Federal Home Loan Bank of New York advances	884,775	939,775	990,525
Subordinated Notes Sold	-	-	-
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	57,656	34,615	36,233
TOTAL LIABILITIES	3,685,073	3,745,508	3,711,561
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,393,667 shares, 51,393,667 shares and 51,219,609 shares issued at September 30, 2011, June 30, 2011 and December 31, 2010, respectively, and 34,936,614 shares, 34,936,614 shares and 34,593,180 shares outstanding at September 30, 2011, June 30, 2011 and December 31, 2010, respectively)	515	514	512
Additional paid-in capital	230,196	228,996	225,585
Retained earnings	350,093	343,670	329,668
Unallocated common stock of Employee Stock Ownership Plan	(3,297)	(3,354)	(3,470)
Unearned common stock of Restricted Stock Awards	(3,476)	(3,915)	(2,684)
Common stock held by the Benefit Maintenance Plan	(8,655)	(8,634)	(7,979)
Treasury stock (16,457,053 shares, 16,457,053 shares and 16,626,429 shares at September 30, 2011, June 30, 2011 and December 31, 2010, respectively)	(204,441)	(204,442)	(206,546)
Accumulated other comprehensive loss, net	(6,143)	(5,561)	(6,352)
TOTAL STOCKHOLDERS' EQUITY	354,792	347,274	328,734
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,039,865	$4,092,782	$4,040,295

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in  the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Interest income:
Loans secured by real estate	$49,139	$51,857	$50,648	$151,625	$151,839
Other loans	24	24	28	74	97
Mortgage-backed securities	1,192	1,330	1,846	3,974	6,199
Investment securities	321	382	290	1,019	1,009
Federal funds sold and other short-term investments	640	677	702	2,089	2,125
Total interest income	51,316	54,270	53,514	158,781	161,269
Interest expense:
Deposits and escrow	6,498	6,798	7,383	20,081	22,986
Borrowed funds	10,646	11,312	11,855	33,325	38,036
Total interest expense	17,144	18,110	19,238	53,406	61,022
Net interest income	34,172	36,160	34,276	105,375	100,247
Provision for loan losses	2,217	1,662	667	5,305	7,948
Net interest income after provision for loan losses	31,955	34,498	33,609	100,070	92,299

Non-interest income:
Service charges and other fees	1,172	901	1,284	2,836	3,165
Mortgage banking income (loss) , net	136	203	316	433	829
Other than temporary impairment ("OTTI") charge on securities (1)	(59)	(574)	(1,639)	(695)	(2,312)
Gain (loss) on sale of other real estate owned and other assets	14	14	(10)	28	618
Gain (loss) on trading securities	(150)	7	86	(97)	243
Other	1,036	1,183	1,031	3,288	3,492
Total non-interest income (loss)	2,149	1,734	1,068	5,793	6,035
Non-interest expense:
Compensation and benefits	8,662	9,016	8,514	27,404	25,923
Occupancy and equipment	2,649	2,403	2,190	7,741	7,096
Federal deposit insurance premiums	591	347	1,116	2,163	3,099
Other	3,062	3,317	3,072	9,599	10,256
Total non-interest expense	14,964	15,083	14,892	46,907	46,374

Income before taxes	19,140	21,149	19,785	58,956	51,960
Income tax expense	7,976	8,811	8,430	24,374	21,131

Net Income	$11,164	$12,338	$11,355	$34,582	$30,829

Earnings per Share:
Basic	$0.33	$0.37	$0.34	$1.03	$0.93
Diluted	$0.33	$0.36	$0.34	$1.02	$0.93

Average common shares outstanding
for Diluted EPS	33,881,323	33,865,908	33,394,522	33,783,408	33,328,574

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$ 59	$ 574	$ 1,639	$ 695	$ 2,312
Non-credit component not included in earnings	24	-	219	25	282
Total OTTI	$ 83	$ 574	$ 1,858	$ 720	$ 2,594

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2011	June 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.33	$0.36	$0.34	$1.02	$0.93
Return on Average Assets	1.10%	1.18%	1.11%	1.12%	1.00%
Return on Average Stockholders' Equity	12.70%	14.40%	14.23%	13.46%	13.22%
Return on Average Tangible Stockholders' Equity	14.81%	16.86%	16.92%	15.75%	15.82%
Net Interest Spread	3.39%	3.44%	3.44%	3.41%	3.28%
Net Interest Margin	3.58%	3.66%	3.60%	3.62%	3.47%
Non-interest Expense to Average Assets	1.48%	1.44%	1.46%	1.52%	1.51%
Efficiency Ratio	40.98%	39.21%	40.35%	41.91%	43.05%
Effective Tax Rate	41.67%	41.66%	42.61%	41.34%	40.67%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 10.13	$ 9.93	$ 9.33	$ 10.13	$ 9.93
Tangible Book Value Per Share	8.71	8.50	7.86	8.71	8.50

Average Balance Data:
Average Assets	$ 4,052,159	$ 4,177,651	$ 4,090,033	$ 4,106,344	$ 4,105,697
Average Interest Earning Assets	3,821,747	3,948,392	3,806,510	3,880,803	3,852,759
Average Stockholders' Equity	351,615	342,808	319,090	342,456	310,856
Average Tangible Stockholders' Equity	301,534	292,801	268,477	292,678	259,821
Average Loans	3,413,596	3,455,282	3,440,764	3,446,310	3,455,969
Average Deposits	2,410,033	2,419,476	2,406,853	2,399,270	2,242,875

Asset Quality Summary:
Net charge-offs	$ 148	$ 1,933	$ 6,817	$ 3,061	$ 12,610
Non-accrual Loans	17,468	16,534	19,598	17,468	16,534
Nonperforming Loans/ Total Loans	0.51%	0.48%	0.57%	0.51%	0.48%
Nonperforming Assets (1)	18,483	17,163	20,242	18,483	17,163
Nonperforming Assets/Total Assets	0.46%	0.42%	0.51%	0.46%	0.42%
Allowance for Loan Loss/Total Loans	0.63%	0.57%	0.49%	0.63%	0.57%
Allowance for Loan Loss/Nonperforming Loans	123.31%	118.05%	86.45%	123.31%	118.05%
Loans Delinquent 30 to 89 Days at period end	$ 33,855	$ 13,583	$ 15,729	$ 33,855	$ 13,583

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	7.66%	7.36%	6.90%	7.66%	7.36%
Tangible Capital Ratio (Bank Only)	8.84%	8.53%	8.01%	8.84%	8.53%
Leverage Capital Ratio (Bank Only)	8.84%	8.53%	8.01%	8.84%	8.53%

(1) Amount comprised of total non-accrual loans, other real estate owned and the recorded balance of two pooled bank trust preferred security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	September 30, 2011			June 30, 2011			September 30, 2010
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,412,553	$49,139	5.76%	$3,454,204	$51,857	6.01%	$3,439,448	$50,648	5.89%
Other loans	1,043	24	9.20	1,078	24	8.91	1,316	28	8.51
Mortgage-backed securities	105,886	1,192	4.50	116,786	1,330	4.56	166,672	1,846	4.43
Investment securities	150,930	321	0.85	166,723	382	0.92	64,325	290	1.80
Other short-term investments	151,335	640	1.69	209,601	677	1.29	134,749	702	2.08
Total interest earning assets	3,821,747	$51,316	5.37%	3,948,392	$54,270	5.50%	3,806,510	$53,514	5.62%
Non-interest earning assets	230,412			229,259			283,523
Total assets	$4,052,159			$4,177,651			$4,090,033

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$93,649	$66	0.28%	$97,656	$90	0.37%	$98,588	$99	0.40%
Money Market accounts	775,697	1,295	0.66	749,299	1,265	0.68	760,509	1,221	0.64
Savings accounts	345,237	180	0.21	340,968	179	0.21	317,243	202	0.25
Certificates of deposit	1,053,415	4,957	1.87	1,089,227	5,264	1.94	1,107,791	5,861	2.10
Total interest bearing deposits	2,267,998	6,498	1.14	2,277,150	6,798	1.20	2,284,131	7,383	1.28
Borrowed Funds	1,171,433	10,646	3.61	1,244,507	11,312	3.65	1,213,607	11,855	3.88
Total interest-bearing liabilities	3,439,431	$17,144	1.98%	3,521,657	$18,110	2.06%	3,497,738	$19,238	2.18%
Non-interest bearing checking accounts	142,035			142,326			122,722
Other non-interest-bearing liabilities	119,078			170,860			150,483
Total liabilities	3,700,544			3,834,843			3,770,943
Stockholders' equity	351,615			342,808			319,090
Total liabilities and stockholders' equity	$4,052,159			$4,177,651			$4,090,033
Net interest income		$34,172			$36,160			$34,276
Net interest spread			3.39%			3.44%			3.44%
Net interest-earning assets	$382,316			$426,735			$308,772
Net interest margin			3.58%			3.66%			3.60%
Ratio of interest-earning assets to interest-bearing liabilities		111.12%			112.12%			108.83%

Deposits (including non-interest bearing checking accounts)	$2,410,033	$6,498	1.07%	$2,419,476	$6,798	1.13%	$2,406,853	$7,383	1.22%

Interest earning assets (excluding prepayment and other fees)			5.23%			5.17%			5.54%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

Non-Performing Loans	At September 30, 2011	At June 30, 2011	At December 31, 2010
One- to four-family and cooperative apartment	$ 72	$ 67	$ 223
Multifamily residential and mixed use residential (1)	4,542	3,352	7,548
Mixed Use Commercial (1)	3,672	3,309	1,217
Commercial real estate	6,310	6,931	11,163
Construction	2,865	2,865	-
Other	7	10	17
Total Non-Performing Loans (2)	$ 17,468	$ 16,534	$ 20,168
Other Non-Performing Assets
Other real estate owned	-	-	-
Pooled bank trust preferred securities	1,015	629	593
Total Non-Performing Assets	$ 18,483	$ 17,163	$ 20,761

Troubled Debt Restructurings not included in non-performing loans
Multifamily residential and mixed use (1)	2,079	2,095	2,098
Commercial real estate	8,081	8,907	8,736
Construction	-	-	-
Mixed Use Commercial (1)	1,154	1,159	1,588
Other	-	-	-
Total Performing Troubled Debt Restructurings ("TDRs")	$ 11,314	$ 12,161	$ 12,422

(1) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that have been modified in a manner that would meet the criteria for a TDR. These non-accruing TDR's, which totaled $7.0 million at September 30, 2011, $6.1 million at June 30, 2011 and $10.1 million at December 31,2010, respectively, are included in the non-performing loan table, but excluded from the TDR amount shown above.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At September 30, 2011	At June 30, 2011	At December 31, 2010
Total Non-Performing Assets	$ 18,483	$ 17,163	$ 20,732
Loans over 90 days past due on accrual status (3)	4,105	2,420	8,340
PROBLEM ASSETS	$ 22,588	$ 19,583	$ 29,072

Tier 1 Capital - Dime Savings Bank of Williamsburgh	$ 350,684	$ 342,975	$ 326,554
Allowance for loan losses	21,539	19,518	19,166
TANGIBLE CAPITAL PLUS RESERVES	$ 372,223	$ 362,493	$ 345,720

PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE CAPITAL AND RESERVES	6.1%	5.4%	8.4%

(3) These loans are expected to be either satisfied, made current or re-financed within the next twelve months, and  are not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279